UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) January 11, 2006

Nephros, Inc.
(Exact Name of Registrant as Specified in Charter)

Commission File Number: 001-32288

Delaware	13-3971809
(State or other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

3960 Broadway, New York, New York 10032
(Address of Principal Executive Offices)
(Zip Code)

(212) 781-5113
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

                On January 11, 2006, Nephros, Inc. (the “Company”) entered into a consulting agreement (the “Consulting Agreement”) with Bruce Prashker engaging Mr. Prashker to provide consulting and advisory services to the Company, including accounting and finance services. Mr. Prashker will provide the consulting services as an independent contractor and not as an employee of the Company. Mr. Prashker will be compensated at the rate of $1,100 per working day. The Consulting Agreement will expire on February 24, 2006, unless such term is extended upon mutual written consent. As further discussed under Item 5.02 below, Mr. Prashker will also serve as the Company’s Interim Chief Financial Officer.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On January 11, 2006, Marc L. Panoff, the Company’s Chief Financial Officer, notified the Company that he is resigning his position to accept a position at another company. His resignation will be effective January 13, 2006.

(c) Effective January 13, 2006, the Company’s Board of Directors appointed Bruce Prashker, 44, as Interim Chief Financial Officer of the Company. Mr. Prashker most recently served as a consultant to Barington Capital Group, an investment fund, since March 2005. From April 2000 through March 2005, Mr. Prashker served as Senior Vice President of Corporate Development and Sales for AKI Holdings, Inc., a marketing and interactive advertising company. Prior to joining AKI Holdings, Inc., Mr. Prashker was employed in various financial positions with Capital Markets Company, Revlon Inc., Credit Suisse First Boston (USA) Inc. and Deloitte & Touche LLP. Mr. Prashker is a Certified Public Accountant and has a B.S. in Economics from the University of Pennsylvania.

Item 8.01 Other Events.

On January 13, 2006, the Company issued a press release announcing the first order for its new proprietary water filtration system. The full text of this press release is attached hereto as Exhibit 99.1. The information in this Item 8.01 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liability of that Section.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release issued by Nephros, Inc. dated January 13, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEPHROS, INC.

Date: January 13, 2006	By:	/s/ Norman J. Barta
Norman J. Barta
Title: President and Chief Executive Officer (Principal Executive Officer)